EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of The Dial Corporation on Form S-8 of our report dated May 24, 1996, appearing in Registration Statement No. 1-11793 on Form 10 of The Dial Corporation, and of our report dated June 7, 1996, appearing in the Annual Report on Form 11-K of the Dial Consumer Products Group 401(k) Plan for Hourly Employees at Ft. Madison and Aurora for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in this Registration Statement.


/s/  Deloitte & Touche LLP
     Phoenix, Arizona
     August 9, 1996